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                                                                   EXHIBIT T3E.3



       SUPPLEMENT TO OFFER TO EXCHANGE AND CONSENT SOLICITATION STATEMENT



        This letter shall supplement that certain Offer to Exchange and Consent Solicitation Statement (the "Offer Statement") of General Media, Inc. (the "Company"), dated February 16, 2001, in connection with the Company's offer to exchange its outstanding 10-5/8% Series B Senior Secured Notes Due 2000 for its 15% Series C Senior Secured Notes Due 2004, shares of its Class A Preferred Stock and certain other consideration. Defined terms used but not otherwise defined herein shall have the meanings attributed to them in the Offer Statement.

        Notwithstanding any other provision to the contrary contained in the Offer Statement, the Company's obligation to complete the Exchange in accordance with the Offer Statement is conditioned upon (as provided in the final paragraph hereof) the receipt or waiver of Minimum Tender, the satisfaction of the Waiver and Amendment Condition and the satisfaction or waiver of the following conditions (subject to any restrictions or requirements contained in the Offer Statement or imposed by law):

               (a) there shall not have been any action taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Exchange, by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which, directly or indirectly, prohibits, prevents, restricts or delays consummation of the Offer or the Exchange; and

               (b) the Trustee shall not have taken any action that could in the reasonable judgment of the Company materially adversely affect the consummation of the Offer or the Exchange.

        If any of the foregoing conditions are not satisfied, the Company may
(i) terminate the Offer and return such Notes to the Holders who tendered them,
(ii) extend the Offer and retain all tendered Notes until the expiration of the Offer, as extended, subject, however, to the withdrawal rights of Holders, or
(iii) waive any of the conditions with respect to such Offer (other than the Waiver and Amendment Condition) and accept all Notes tendered therein. The foregoing conditions are for the sole benefit of the Company and (other than the Waiver and Amendment Condition) may be waived by the Company, in whole or in part, in its sole discretion.



                                                         GENERAL MEDIA, INC.